Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206017

CNL HEALTHCARE PROPERTIES II, INC.

STICKER SUPPLEMENT NO. 2 DATED JUNE 14, 2017

TO THE PROSPECTUS DATED APRIL 26, 2017

This sticker supplement no. 2 is part of, and should be read in conjunction with, our prospectus dated April 26, 2017 and our supplement no. 1 dated May 18, 2017. Unless otherwise defined herein, capitalized terms used in this sticker supplement have the same meanings as prescribed to them in the prospectus. The purpose of this sticker supplement is to disclose updates to our management.

Management

The following disclosure updates the section entitled “Management – Directors and Executive Officers” and all related disclosure throughout the prospectus.

On June 12, 2017, our board of directors appointed L. Burke Rainey, age 34, to serve as our chief accounting officer and vice president, effective as of June 12, 2017. In connection with Mr. Rainey’s appointment, Ixchell C. Duarte, who has served as our chief accounting officer and senior vice president since January 2016, will resign as our chief accounting officer and will continue to serve as our senior vice president, effective as of June 12, 2017.

The following is a summary of Mr. Rainey’s business experience and other biographical information:

L. Burke Rainey, Vice President and Chief Accounting Officer. Mr. Rainey has served as our vice president and chief accounting officer since June 2017. He previously served as our controller from the Company’s inception to June 2017. Mr. Rainey has also served as the controller of CNL Healthcare Properties, Inc., a public non-traded REIT, from April 2014 to June 2017 and as their director of accounting and financial reporting from November 2012 to March 2014. Mr. Rainey also served in comparable positions at Global Income Trust, Inc., a public non-traded REIT, from November 2012 through the completion of its exit strategy and dissolution in December 2015. Prior to joining the Company, Mr. Rainey worked in the assurance practice of Ernst & Young LLP’s Miami office; most recently serving as an audit manager on several multinational clients. He is a licensed certified public accountant in the State of Florida and a chartered global management accountant. Mr. Rainey received a B.B.A with a major in accountancy and an M.S.A with a concentration in financial reporting and assurance services from the Mendoza College of Business at the University of Notre Dame.